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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (Amendment No. 1)*

                         Star Multi Care Services, Inc.
- --------------------------------------------------------------------------------
                                (Name of Issuer)

                    Common Stock, $0.001 par value per share
- --------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   855 156 105
                    -----------------------------------------
                                 (CUSIP Number)

Check the following box if a fee is being paid with the statement [_]. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


SEC 1745 (12-91)

                                       13G

- --------------------------------------------------------------------------------
CUSIP NO. 855 156 105                               PAGE    2    OF   5    PAGES
- --------------------------------------------------------------------------------
================================================================================
1              NAME OF  REPORTING  PERSON S.S. OR I.R.S.  IDENTIFICATION  NO. OF
               ABOVE PERSON

               Stephen Sternbach
               ###-##-####
================================================================================
2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [_]
                                                                         (b) [_]


================================================================================
3              SEC USE ONLY


================================================================================
4              CITIZENSHIP OR PLACE OF ORGANIZATION

               United States of America

================================================================================
                              5      SOLE VOTING POWER

                                         656,150(1)

                              ==================================================
                              6      SHARED VOTING POWER
      NUMBER OF
       SHARES                            - 0 -
     BENEFICIALLY
      OWNED BY                ==================================================
        EACH                  7      SOLE DISPOSITIVE POWER
     REPORTING
        PERSON                           656,150(1)
         WITH
                              ==================================================
                              8      SHARED DISPOSITIVE POWER

                                         - 0 -

================================================================================
9              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               656,150(1)

================================================================================
10             CHECK BOX IF THE  AGGREGATE  AMOUNT IN ROW (9)  EXCLUDES  CERTAIN
               SHARES*                                                     [_]


================================================================================
11             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               45%

================================================================================
12             TYPE OF REPORTING PERSON*

               IN

================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1)     Numbers  do not  include  50% Stock  Dividend  (Record  Date:  04/29/94;
        Payable  Date:  05/12/94)  or  two  6%  Stock  Dividends  (Record  Date:
        05/15/95;  Payable  Date:  05/30/95 and Record Date:  12/22/95;  Payable
        Date: 01/12/96)


SEC 1745 (12-91)

                                       13G
- --------------------------------------------------------------------------------
CUSIP NO. 855 156 105                                 PAGE   3   OF   5    PAGES
- --------------------------------------------------------------------------------


Item 1(a)       Name of Issuer:

                Star Multi Care Services, Inc.

Item 1(b)       Address of Issuer's Principal Executive Offices:

                99 Railroad Station Plaza
                Hicksville, New York  11801

Item 2(a)       Name of Person Filing:

                Stephen Sternbach

Item 2(b)       Address of Principal Business Office or, if none, Residence:

                99 Railroad Station Plaza
                Hicksville, New York  11801

Item 2(c)       Citizenship:

                United States of America

Item 2(d)       Title of Class of Securities:

                Common Stock, $.001 par value per share

Item 2(e)       CUSIP Number:

                855 156 105

Item 3 This statement is not filed pursuant to Rule 13d-1(b) or 13d-2(b)


Item 4(a)       Amount Beneficially Owned

                As of December 31, 1992:

                656,150 shares. Also includes 25,000 shares subject to stock options exercisable at $2.75.

Item 4(b)       Percent of Class:  45%

Item 4(c)       Number of share as to which such person has:

                (i)     sole power to vote or to direct the vote: 656,150
                (ii)    shared power to vote or to direct the vote: 0
                (iii)   sole power to dispose or to direct the  disposition  of:
                        656,150
                (iv)    shared power to dispose or to direct the disposition of:
                        0

Item 5          Ownership of Five Percent or Less of a Class:

                Inapplicable.

Item 6          Ownership of More than Five Percent on Behalf of Another Person.

                Inapplicable.

                                       13G
- --------------------------------------------------------------------------------
CUSIP NO. 855 156 105                                 PAGE   4   OF   5    PAGES
- --------------------------------------------------------------------------------


Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

                Inapplicable.

Item 8          Identification and Classification of Members of the Group:

                Inapplicable.

Item 9          Notice of Dissolution of Group:

                Inapplicable.

Item 10         Certification:

                Inapplicable.

                                       13G
- --------------------------------------------------------------------------------
CUSIP NO. 855 156 105                                 PAGE   5   OF   5    PAGES
- --------------------------------------------------------------------------------


                                    SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




                                             July 13, 1996
                                             -----------------------------
                                                  (Date)

                                             /s/ STEPHEN STERNBACH
                                             -----------------------------
                                                  (Signature)


                                             STEPHEN STERNBACH
                                             -----------------------------
                                                  (Name)